Exhibit 1.01

Execution Version

TERMS AGREEMENT

January 16, 2025

Citigroup Inc.

388 Greenwich Street

New York, New York 10013

Attention:  Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell US$3,000,000,000 aggregate principal amount of its 6.020% Fixed Rate / Floating Rate Subordinated Notes Due 2036 (the “Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, the entities named on the list attached as Annex A hereto (“Annex A”), as underwriters (the “Underwriters”), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on Annex A at 99.550% of the principal amount thereof, plus accrued interest, if any, from the date of issuance. The Closing Date shall be January 24, 2025, at 9:30 a.m. (Eastern Time). The closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006.

The Securities shall have the terms set forth in Annex B hereto. The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominees, as described in the Prospectus relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear Bank SA/NV and Clearstream Banking, S.A. and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus. Principal and interest on the Securities shall be payable in United States dollars, and the record date for the Securities shall be the business day immediately preceding each interest payment date. Sections 11.02 and 11.03 of the indenture, dated as of April 12, 2001, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (as amended from time to time, the “Indenture”) relating to defeasance and discharge and covenant defeasance, respectively, shall apply to the Securities.

All the provisions contained in the document entitled “Citigroup Inc.— Amended and Restated Debt Securities — Underwriting Agreement — Basic Provisions” dated March 7, 2023 (the “A&R Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the A&R Basic Provisions had been set forth in full herein, except for

•	Section 1(h), which is hereby deleted in its entirety and replaced with the following:

In connection with the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its subsidiaries has breached or violated in any material way any applicable anti-bribery or anti-corruption laws or regulations, including the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, and the Company and its subsidiaries have instituted and maintain policies and procedures reasonably designed to achieve compliance therewith. No part of the proceeds of the offering of the Securities will be directly or knowingly indirectly used in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended.

•	Section 1(i), which is hereby deleted in its entirety and replaced with the following:

The Company and its subsidiaries have and will continue to maintain policies and procedures reasonably designed to achieve compliance by the Company and its subsidiaries with applicable laws, rules and regulations related to anti-money laundering and anti-terrorist financing initiatives in the jurisdictions in which it operates, and any related financial recordkeeping and reporting requirements.

•	Section 1(j), which is hereby deleted in its entirety and replaced with the following:

Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its subsidiaries (i) is, or is 50% or more owned by, an individual or entity that is currently the subject of any sanctions administered or imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by His Majesty’s Treasury) or other applicable sanctions authority (collectively, “Sanctions”), (ii) is located, organized or ordinarily resident in a country or territory that is the subject of comprehensive Sanctions that broadly prohibit dealings with that country or territory or (iii) will directly or indirectly use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities or business with any individual or entity, or in any country or territory that, at the time of such funding, is the subject of Sanctions, except to the extent permissible under the Sanctions.

Terms defined in the A&R Basic Provisions are used herein as therein defined. The Execution Time means 2:50 p.m. (Eastern Time).

The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

2

Selling Restrictions:

European Economic Area

Each Underwriter represents and agrees that no Securities which are the subject of the offering contemplated by the Prospectus Supplement may be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(1) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); or

(2) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(3) not a qualified investor as defined in the Regulation (EU) 2017/1129 (the “Prospectus Regulation”); and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities.

United Kingdom

Each Underwriter represents and agrees that no Securities which are the subject of the offering contemplated by the Prospectus Supplement may be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(1) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or

(2) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(3) not a qualified investor as defined in the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities.

3

Additionally, in the United Kingdom, the Prospectus Supplement and the accompanying Prospectus is being distributed only to, and is directed only at qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive who are, (i) persons who have professional experience in matters relating to investments falling within Article 19 (5) of the FSMA (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, which persons together we refer to in this prospectus as “relevant persons.” Accordingly, each Underwriter represents and agrees that such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The Prospectus Supplement and the accompanying Prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which the Prospectus Supplement and the accompanying Prospectus relates is only available to, and will be engaged in with, relevant persons only.

Hong Kong

Each Underwriter:

(a) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (i) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The Securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEA”). Each Underwriter represents and agrees that it has not and will not offer or sell, directly or indirectly, any of the Securities in Japan or to, or for the account or benefit of, any resident of Japan (including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, any resident of Japan for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (1) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the FIEA and (2) in compliance with the other applicable laws, regulations and governmental guidelines of Japan.

4

Singapore

The Prospectus Supplement and accompanying Prospectus relating to this offering have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act 2001 (the “SFA”). Accordingly, each Underwriter has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, such Prospectus Supplement and accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Certain of the Underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of FINRA. Oversea-Chinese Banking Corporation Limited (“OCBC”) is restricted in its securities dealings in the United States and will not underwrite, subscribe, agree to purchase or procure purchasers to purchase securities that are offered or sold in the United States. Accordingly, OCBC shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase securities that may be offered or sold by other underwriters in the United States. OCBC shall offer and sell the Securities constituting part of its allotment solely outside the United States.

Karen Wang, Esq., Senior Vice President – Corporate Securities Issuance Legal of the Company, is counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company and counsel to the Underwriters.

5

Please accept this offer no later than 9:00 p.m. (Eastern Time) on January 16, 2025 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated January 16, 2025, to purchase the Securities on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.,
on behalf of the Underwriters named herein

By:	/s/ Adam D. Bordner
Name:	Adam D. Bordner
Title:	Managing Director

ACCEPTED:

CITIGROUP INC.

By:	/s/ Elissa Steinberg
Name:	Elissa Steinberg
Title:	Assistant Treasurer

ANNEX A

Name of Underwriter	Principal Amount of Securities
Citigroup Global Markets Inc.	$2,118,000,000
ABN AMRO Capital Markets (USA) LLC	$18,000,000
ANZ Securities, Inc.	$18,000,000
Barclays Capital Inc.	$18,000,000
BBVA Securities Inc.	$18,000,000
BMO Capital Markets Corp.	$18,000,000
Capital One Securities, Inc.	$18,000,000
CastleOak Securities, L.P.	$18,000,000
Commerz Markets LLC	$18,000,000
Danske Markets Inc.	$18,000,000
ING Financial Markets LLC	$18,000,000
Intesa Sanpaolo IMI Securities Corp.	$18,000,000
Lloyds Securities Inc.	$18,000,000
MUFG Securities Americas Inc.	$18,000,000
Natixis Securities Americas LLC	$18,000,000
NatWest Markets Securities Inc.	$18,000,000
Nomura Securities International, Inc.	$18,000,000
Nordea Bank Abp	$18,000,000
PNC Capital Markets LLC	$18,000,000
RBC Capital Markets, LLC	$18,000,000
Santander US Capital Markets LLC	$18,000,000
Scotia Capital (USA) Inc.	$18,000,000
SG Americas Securities, LLC	$18,000,000
SMBC Nikko Securities America, Inc.	$18,000,000
TD Securities (USA) LLC	$18,000,000
U.S. Bancorp Investments, Inc.	$18,000,000
AmeriVet Securities, Inc.	$13,500,000
Banco de Sabadell, S.A.	$13,500,000
Bancroft Capital, LLC	$13,500,000
Bank of China Limited London Branch	$13,500,000
BNY Mellon Capital Markets, LLC	$13,500,000
CIBC World Markets Corp.	$13,500,000
Citizens JMP Securities, LLC	$13,500,000
Commonwealth Bank of Australia	$13,500,000
Desjardins Securities Inc.	$13,500,000
Drexel Hamilton, LLC	$13,500,000
DZ Financial Markets LLC	$13,500,000
Fifth Third Securities, Inc.	$13,500,000

Huntington Securities, Inc.	$13,500,000
Independence Point Securities LLC	$13,500,000
KeyBanc Capital Markets Inc.	$13,500,000
M&T Securities, Inc.	$13,500,000
Macquarie Capital (USA) Inc.	$13,500,000
MFR Securities, Inc.	$13,500,000
Mizuho Securities USA LLC	$13,500,000
nabSecurities, LLC	$13,500,000
National Bank of Canada Financial Inc.	$13,500,000
Nykredit Bank A/S	$13,500,000
Oversea-Chinese Banking Corporation Limited	$13,500,000
Rabo Securities USA, Inc.	$13,500,000
RB International Markets (USA) LLC	$13,500,000
Regions Securities LLC	$13,500,000
Roberts & Ryan, Inc.	$13,500,000
Samuel A. Ramirez & Company, Inc.	$13,500,000
Siebert Williams Shank & Co., LLC	$13,500,000
Tigress Financial Partners LLC	$13,500,000
Truist Securities, Inc.	$13,500,000
Westpac Capital Markets LLC	$13,500,000
Total	$3,000,000,000

ANNEX B

CITIGROUP INC.

$3,000,000,000

6.020% FIXED RATE / FLOATING RATE CALLABLE

SUBORDINATED NOTES DUE 2036

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	[Omitted]

Ranking:	Subordinated. See “Subordination” below.

Trade Date:	January 16, 2025

Settlement Date:	January 24, 2025 (T+5 days)

Maturity:	January 24, 2036

Par Amount:	$3,000,000,000

Treasury Benchmark:	4.250% due November 15, 2034

Treasury Price:	$97-10+

Treasury Yield:	4.590%

Re-offer Spread to Benchmark:	T10+143 bp

Re-offer Yield:	6.020%

Fixed Rate Coupon:	6.020% per annum, payable semiannually in arrears on each January 24 and July 24, beginning on July 24, 2025, from, and including, the Settlement Date to, but excluding, January 24, 2035 (the “fixed rate period”).

Floating Rate Coupon:	From, and including, January 24, 2035 (the “floating rate period”), an annual floating rate equal to SOFR (as defined in the Issuer’s base prospectus dated March 7, 2023 (the “Prospectus”) and compounding daily over each interest period as described in the Prospectus) plus 1.830%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on April 26, 2035 and ending at Maturity or any earlier redemption date. An “interest period end date” means the 24th of each January, April, July and October, beginning on April 24, 2035 and ending at Maturity or any earlier redemption date.

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$2,986,500,000 (before expenses)

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Business Day Convention:	Following New York business day during the fixed rate period. Modified following New York business day and U.S. Government Securities Business Day during the floating rate period.

Defeasance:	Applicable. Provisions of Sections 11.02 and 11.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the subordinated notes, at our option, in whole at any time or in part from time to time, on or after January 28, 2030 (or if additional notes are issued after January 24, 2025, beginning 5 years and two business days after the issue date of such additional subordinated notes) and prior to January 24, 2035 at a redemption price equal to the greater of (i) the make-whole amount (as described in the Prospectus) and (ii) 100% of the principal amount of the subordinated notes being redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the date of redemption. The make-whole spread to be added to the Treasury Rate (as defined in the Prospectus) will equal 25 basis points.

We may redeem the subordinated notes, at our option, (i) in whole, but not in part, on January 24, 2035, or (ii) in whole at any time or in part from time to time, on or after December 24, 2035 at a redemption price equal to the sum of 100% of the principal amount of the subordinated notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

Redemption for Tax Purposes:	We may redeem the subordinated notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the subordinated notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the subordinated notes to non-U.S. persons.

Subordination:	The subordinated notes will rank subordinate and junior in right of payment to Citigroup’s Senior Indebtedness as defined in “Description of Debt Securities – Subordinated Debt” in the Prospectus.

Sinking Fund:	Not applicable

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967 PU9

ISIN:	US172967PU96
Sole Book Manager	Citigroup Global Markets Inc.

Senior Co-Managers

ABN AMRO Capital Markets (USA) LLC

ANZ Securities, Inc.

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

CastleOak Securities, L.P.

Commerz Markets LLC

Danske Markets Inc.

ING Financial Markets LLC

Intesa Sanpaolo IMI Securities Corp.

Lloyds Securities Inc.

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

NatWest Markets Securities Inc.

Nomura Securities International, Inc.

Nordea Bank Abp

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Junior Co-Managers

AmeriVet Securities, Inc.

Banco de Sabadell, S.A.

Bancroft Capital, LLC

Bank of China Limited London Branch

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Citizens JMP Securities, LLC

Commonwealth Bank of Australia

Desjardins Securities Inc.

Drexel Hamilton, LLC

DZ Financial Markets LLC

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Independence Point Securities LLC

KeyBanc Capital Markets Inc.

M&T Securities, Inc.

Macquarie Capital (USA) Inc.

MFR Securities, Inc.

Mizuho Securities USA LLC

nabSecurities, LLC

National Bank of Canada Financial Inc.

Nykredit Bank A/S

Oversea-Chinese Banking Corporation Limited

Rabo Securities USA, Inc.

RB International Markets (USA) LLC

Regions Securities LLC

Roberts & Ryan, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Tigress Financial Partners LLC

Truist Securities, Inc.

Westpac Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.